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Exhibit 10.26

AGREEMENT FOR THE SUPPLY OF SERVICES

Between the companies:

  •
  SIRTON PHARMACEUTICALS S.p.A., with registered office in Villa Guardia (COMO), Piazza XX Settembre, 2, Inland Revenue code 01192270138, in the person of Dr. Sauro Carsana, Director (hereinafter referred to as SIRTON);

AND

  •
  GENTIUM S.p.A., with registered office in Villa Guardia (COMO), Piazza XX Settembre, 2, Inland Revenue code 02098100130, in the person of Dr. Laura Iris Ferro, Chairwoman (hereinafter referred to as GENTIUM);

WHEREAS:

  •
  GENTIUM is currently carrying out research projects aimed at the scientific and economic development of the active ingredient "Defibrotide" at international level and is provided with personnel having scientific skills in the scientific and technical field, operating in the different activities involved in the aforesaid projects (clinical, biological, chemical and production research);

  •
  GENTIUM for the above, however, needs organisational assistance aimed at coordinating and supervising all its business activities;

  •
  SIRTON is provided with a complex internal structure, determined by the productive and commercial characteristics that distinguish it, and is therefore provided with highly developed organisational skills and is willing to supply business management services to GENTIUM;

ALL THIS HAVING BEEN STATED, THE PARTIES HEREBY STIPULATE AS FOLLOWS:

  1.
  SIRTON shall supply GENTIUM with organisational assistance in business management through its structure, in particular for drawing up strategic plans and for coordinating the internal resources;

  2.
  GENTIUM in relation to such service, shall pay a compensation on an all-inclusive basis equivalent to € 80,000 plus VAT upon the issue of invoices at three-monthly intervals for an amount of € 20,000 each;

  3.
  Payment shall be effected by direct remittance at 60 days from the end of the month of the date of invoice.

  4.
  This agreement shall become effective as of 02/01/2004, expires on 31/12/2004, and is understood to be tacitly renewed each year, barring cancellation to be notified at least 1 month prior to expiry.

  5.
  The Parties reserve the possibility of redefining the terms agreed upon, at the time of expiry or during the period of validity of the agreement, in the event of significant changes in the services rendered or their cost, without detriment to the right of withdrawal in the event of non-acceptance.

  6.
  The Parties formally acknowledge as of now the possibility of agreeing upon changes in the compensations defined above according to the effective extent of the services requested.

  7.
  All and any communications concerning this Agreement shall be made in writing, by registered letter to be delivered by hand, transmitted by fax, telegram or registered letter with advice of receipt and dispatched to the registered office of each of the Parties.

  8.
  All and any controversies relating to this Agreement shall be settled by a Board of Arbitrators; each of the two Parties shall appoint its own arbitrator, who in turn shall take steps to choose a third member as Chairman of the Board of Arbitrators.

  9.
  This Agreement cancels and replaces all and any previous agreements for the supply of services between the Parties, and may not be amended or changed in any way whatsoever with the exception of that explicitly contemplated herein or by written agreement of the Parties signed by their authorised representatives.

Read, confirmed and undersigned.
Villa Guardia, 2nd January, 2004
Sirton Pharmaceuticals S.p.A A Director	Gentium S.p.A. The Chairwoman
/s/ Sauro Carsana Dr. Sauro Carsana	/s/ Laura Iris Ferro Dr. Laura Iris Ferro

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  Exhibit 10.26